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                                                                    Exhibit 99.1


                                                                    July 7, 1998

                                 PRESS RELEASE

                               Roanoke, Virginia



RBX Corporation, a major producer of closed cell foam products, announced today the resignation of Frank H. Roland, Chief Executive Officer and President. Following Mr. Roland's resignation, the company named Theodore C. Rogers, of American Industrial Partners (A.I.P.), of New York, N.Y., as the new Chief Executive Officer and President.

American Industrial Partners is the parent organization to RBX Corporation and is headquartered in New York and San Francisco. Speaking for the company, Mr. Rogers stated that American Industrial Partners would be taking a closer role in the company's operation. Mr. Rogers announced the company's new Office Of The President, stating "I will act as CEO and President through the RBX Office Of The President. I look to this office to have total authority to operate the corporation." The Office Of The President is made up of three Senior Vice President's. Named as Senior Vice President are: Timothy Bernlohr, John Cantlin and Mark Dobbins, all located at the company's Roanoke headquarters.

RBX Corporation operates six subsidiary companies: Rubatex Corporation, OleTex Inc., Groendyk Manufacturing Company, Inc., Universal Polymer & Rubber Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp.


Company Contact:
Mark Dobbins
540-561-6192